Exhibit 99.1

Investor Relations Line:
(248) 234-7104
Contacts:
Superior Industries
Kerry A. Shiba
www.supind

FTI Consulting
Effie Veres
(212) 850-5676
effie.veres@fticonsulting.com

NEWS RELEASE

Superior Industries Announces 2016 Outlook and

Initiates Additional $50 Million Stock Repurchase Program

SOUTHFIELD, MICHIGAN – January 14, 2016 – Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today announced its outlook for 2016 and a new stock repurchase program.

2016 Outlook

•	Based on the current economic and market outlook, Superior expects value-added sales to be in the range of $370 million to $390 million, driven by unit shipment growth of approximately 1 percent to 4 percent and favorable product mix. Value-added sales exclude the value of aluminum and outsourced process costs passed through to customers.

•	Adjusted EBITDA margin as a percentage of value-added sales is expected to increase in the range of 125 basis points to 200 basis points.

•	Net sales are expected to be in the range of $720 million to $740 million. The lower rate of year-over-year growth for net sales primarily reflects the Company’s assumption for lower aluminum prices in 2016. Net sales include the value of aluminum and outsourced process costs passed through to customers.

•	Adjusted EBITDA as a percentage of net sales is expected to increase in the range of 100 basis points to 175 basis points.

•	Capital expenditures are expected to be approximately $40 million.

•	Working capital is expected to be a slight net source of funds.

•	The effective tax rate is expected to be in the low 20 percent range.

Superior’s Board of Directors authorized a new $50 million stock repurchase program, which is in addition to the existing $30 million program announced in October 2014. As of January 13, 2016, there is approximately $4.8 million of authorization remaining on the 2014 program.

“The encouraging progress that we have made in the Company’s evolution is expected to result in reaching double-digit adjusted EBITDA margins in 2015, two years ahead of our original goal,” commented Don Stebbins, President and Chief Executive Officer of Superior Industries. “As we enter 2016, we are focused on continuous improvement toward operational excellence. We will continue to advance our manufacturing platform and implement best-in-class processes throughout the organization, while growing value-added sales. Looking beyond 2016, we believe opportunities remain to drive additional EBITDA margin expansion.”

Mr. Stebbins continued, “The new share buyback program reflects the confidence of the Board of Directors and the management team in Superior’s long term plan and our continued commitment to increasing shareholder returns.”

Underlying Assumptions

Based on IHS projections, the Company expects North American Light Vehicle production to increase approximately 4 percent to 18.2 million units in 2016.

Superior Industries will discuss its fiscal 2016 outlook in further detail during its fourth quarter and full-year 2015 earnings call.

Non-GAAP Financial Information

We have not quantitatively reconciled differences between valued-added sales and adjusted EBITDA margins and their corresponding GAAP measures due to the inherent uncertainty regarding variables affecting the comparison of these measures. The magnitude of these differences, however, may be significant.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as "may," "should," "could," “will,” "expects," "seeks to," "anticipates," "plans," "believes," "estimates," "intends," "predicts," "projects," "potential" or "continue" or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2015 and 2016 outlook and projections for reported net sales, value-added sales, EBITDA margin, capital expenditures and the change in working capital, and the Company’s strategic and operational initiatives, and are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks and uncertainties discussed in the company's Securities and Exchange Commission filings and reports, including the company's 2014 Annual Report on Form 10-K and our reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mazda, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.